Exhibit 99

[LOGO]

FOR IMMEDIATE RELEASE

January 28, 2010

Company:	Dominion

Contacts:
Media:	Mark Lazenby (804) 819-2042, Mark.Lazenby@dom.com Ryan Frazier (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Greg Snyder (804) 819-2383, James.Gregory.Snyder@dom.com Nathan Frost (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION ANNOUNCES 2009 EARNINGS, AFFIRMS 2010 GUIDANCE

  Full-year 2009 operating earnings of $3.27 per share as compared to guidance of $3.20 to $3.30 per share
  Full-year 2009 GAAP earnings of $2.46 per share
  Fourth-quarter 2009 operating earnings of 63 cents per share
  Fourth-quarter 2009 GAAP earnings of 28 cents per share
  Company affirms 2010 operating earnings guidance of $3.20 to $3.40 per share
  Conference call scheduled for 10 a.m. EST today

RICHMOND, Va. – Dominion (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2009, of $1.46 billion ($2.46 per share), compared with reported earnings of $1.83 billion ($3.16 per share) for the same period in 2008.

Operating earnings for the 12 months ended Dec. 31, 2009, amounted to $1.94 billion ($3.27 per share), compared to operating earnings of $1.84 billion ($3.16 per share) for the same period in 2008. Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Business segment results and detailed descriptions of items included in 2009 and 2008 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“Our core businesses delivered solid operating earnings results in 2009 despite challenging economic conditions in many of the markets we serve. Driven by the performance of our gas transmission operations, as well as lower financing costs and lower income taxes, our 2009 operating earnings landed in the upper half of our guidance range.

“Throughout the year we continued our emphasis on meeting the growing energy infrastructure needs of our customers. In our Generation segment, we increased our total generating capacity by 1.5 percent, or 417 megawatts, through a combination of new generation and uprates of existing generating facilities. Also, we made significant construction progress on two large generating facilities, Virginia City Hybrid Energy Center and Bear Garden, which will supply Virginia with 1,175 megawatts once both are in operation by 2012.

“At the Energy segment, our Cove Point Expansion project was placed into service, nearly doubling the size of our LNG importation facility. Additionally, the USA Storage Project went into full commercial operation. We also announced the Appalachian Gateway Project, which would ensure market access for the participating Appalachian producers by firming up their transportation rights. In our Appalachian E&P operations, we drilled more than 300 new wells without any dry holes.

“In the Dominion Virginia Power segment, we made significant investments in reliability, including completing over 400 miles of circuit reconditioning across Virginia and North Carolina. On the transmission front, we made considerable progress on the 500 kV Meadow Brook to Loudoun and Carson to Suffolk electric transmission line projects, which are on track to be in-service by mid-year 2011.

“We are affirming our 2010 operating earnings guidance of $3.20 to $3.40 per share and we will be in a better position to provide details for 2010 after we receive a final order in the Virginia base rate case proceeding.

“Finally, the board of directors affirmed the dividend policy to achieve a 55 percent payout ratio by 2010. The board also set a 2010 dividend rate of $1.83 per share of common stock, up from $1.75 per share in 2009, a 4.6 percent increase.”

Full-year 2009 operating earnings compared to 2008

The increase in full-year 2009 operating earnings per share as compared to full-year 2008 operating earnings per share is primarily attributable to higher contributions from the regulated electric utility and gas transmission businesses, higher merchant generation margins and lower income taxes. Partially offsetting these positives were lower gas and oil production in the company’s E&P operations, as a result of the expiration of overriding royalty interests associated with former volumetric production payment agreements, and higher depreciation and amortization expenses.

Fourth-quarter 2009 operating earnings compared to 2008

The decrease in fourth-quarter 2009 operating earnings per share as compared to fourth-quarter 2008 operating earnings per share is primarily attributable to higher outage costs, unfavorable weather in the regulated electric service territory and higher depreciation and amortization expenses. Partially offsetting these negatives were higher contributions from the regulated electric utility and gas transmission businesses, higher contributions from unregulated retail energy marketing operations and lower income taxes.

Complete details of full-year and fourth-quarter 2009 operating earnings as compared to 2008 can be found on Schedule 4 of this release.

First-quarter 2010 operating earnings guidance

Dominion expects first-quarter 2010 operating earnings in the range of 90 cents per share to $1.00 per share as compared to first-quarter 2009 operating earnings of 98 cents per share. Positive factors for the first quarter of 2010 compared to the prior year include higher rate adjustment clause revenues and the impact of a full quarter’s benefit from the Cove Point expansion. Factors offsetting these positives include lower merchant generation margins, the recent unplanned outage at Millstone Unit 3 and a return to normal weather. Reported earnings for the first quarter of 2009 were 42 cents per share.

In providing its first-quarter and full-year 2010 operating earnings guidance the company notes that there could be differences between expected reported (GAAP) earnings and estimated operating earnings for matters such as, but not limited to, divestitures, changes in accounting principles or the outcome of the company's pending Virginia base rate case proceeding. At this time, Dominion management is not able to estimate the impact, if any, of these items on reported earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

Conference call today

Dominion will host its fourth-quarter earnings conference call at 10 a.m. EST on Thurs., Jan. 28. Dominion management will discuss its 2009 financial results and other matters of interest to the financial community.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.” International callers should dial (334) 323-9872. Participants should dial in 10 minutes to 15 minutes prior to the scheduled start time. Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and the Earnings Release Kit will be available on the company’s investor information page at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. EST Jan. 28 and lasting until 11 p.m. EST Feb. 4. Domestic callers may access the recording by dialing (877) 919-4059. International callers should dial (334) 323-7226.  The PIN for the replay is 13830600. Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day Jan. 28.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 27,500 megawatts of generation, 1.2 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines.  Dominion operates the nation’s largest natural gas storage system with 975 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for 2010 which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as the approval by the Virginia State Corporation Commission of the company’s proposed settlement agreement relating to Virginia jurisdictional base rates, fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled.  Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Schedule 1 - Segment Operating Earnings 1

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended December 31
	2009	2008	Change
Operating Revenue (GAAP Based 2)	$ 3,268	$ 4,173	$ (905)

Earnings:
Dominion Virginia Power	$ 92	$ 102	$ (10)
Dominion Energy	145	136	9
Dominion Generation	183	236	(53)
Corporate and Other	(46)	(50)	4
OPERATING EARNINGS	$ 374	$ 424	$ (50)
Items excluded from operating earnings 3	(209)	(76)	(133)
REPORTED EARNINGS 2	$ 165	$ 348	$ (183)

Common Shares Outstanding (average, diluted)	598.7	582.1

Earnings Per Share (EPS):
Dominion Virginia Power	$ 0.15	$ 0.18	$ (0.03)
Dominion Energy	0.25	0.24	0.01
Dominion Generation	0.31	0.40	(0.09)
Corporate and Other	(0.08)	(0.09)	0.01
OPERATING EARNINGS	$ 0.63	$ 0.73	$ (0.10)
Items excluded from operating earnings 3	(0.35)	(0.13)	(0.22)
REPORTED EARNINGS 2	$ 0.28	$ 0.60	$ (0.32)

(millions, except earnings per share)	Twelve months ended December 31
	2009	2008	Change
Operating Revenue (GAAP Based 2)	$ 15,144	$ 16,290	$ (1,146)

Earnings:
Dominion Virginia Power	$ 384	$ 380	$ 4
Dominion Energy	517	470	47
Dominion Generation	1,281	1,227	54
Corporate and Other	(240)	(240)	-
OPERATING EARNINGS	$ 1,942	$ 1,837	$ 105
Items excluded from operating earnings 3	(481)	(3)	(478)
REPORTED EARNINGS 2	$ 1,461	$ 1,834	$ (373)

Common Shares Outstanding (average, diluted)	593.7	580.8

Earnings Per Share (EPS):
Dominion Virginia Power	$ 0.65	$ 0.65	$ -
Dominion Energy	0.87	0.81	0.06
Dominion Generation	2.16	2.11	0.05
Corporate and Other	(0.41)	(0.41)	-
OPERATING EARNINGS	$ 3.27	$ 3.16	$ 0.11
Items excluded from operating earnings 3	(0.81)	-	(0.81)
REPORTED EARNINGS 2	$ 2.46	$ 3.16	$ (0.70)

1)	2009 and 2008 have been recast due to Dominion management's decision to retain Hope Gas, Inc. as a part of Dominion Energy.
2)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
3)	Refer to schedules 2 and 3 for details related to items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.

Schedule 2 – Reconciliation of 2009 Operating Earnings to Reported Earnings

2009 Earnings (Twelve months ended December 31, 2009)

The net effects of the following items, all shown on an after-tax basis, are included in 2009 reported earnings, but are excluded from operating earnings:

•
$281 million impairment charge resulting from the first-quarter ceiling test performed for our gas and oil properties under the full-cost method accounting with a subsequent update for estimated state taxes in the second quarter.

•	$261 million after-tax charge establishing a reserve in connection with the proposed settlement of Virginia Power’s 2009 rate case proceedings.
•	$2 million net gain related to our investments in nuclear decommissioning trust funds.
•	Interim impact on income tax provision to reflect the planned sale of Peoples and Hope on our 2009 estimated annual effective tax rate.
•	$62 million benefit due to a downward revision in the nuclear decommissioning asset retirement obligation (ARO) for a power station unit that is no longer in service.
•	$26 million of earnings from Peoples Natural Gas Co. (Peoples).
•	$29 million net expense related to other items.

(millions, except per share amounts)	1Q09	2Q09	3Q09	4Q09	YTD 2009
Operating earnings	$574	$404	$590	$374	$1,942
Items excluded from operating earnings (after-tax):
Impairment of gas and oil properties	(272)	(9)			(281)
Reserve for proposed rate settlement				(261)	(261)
Net gains (losses) in nuclear decommissioning trust funds	(50)	12	34	6	2
Interim tax provision – planned sale of Peoples and Hope	(10)	(18)	(32)	60	0
ARO revision		62			62
Peoples operations	21	9	(11)	7	26
Other items	(15)	(6)	13	(21)	(29)
Total items excluded from operating earnings	(326)	50	4	(209)	(481)
Reported net income	$248	$454	$594	$165	$1,461
Common shares outstanding (average, diluted)	585.7	594.0	596.3	598.7	593.7
Operating earnings per share*	$0.98	$0.68	$0.99	$0.63	$3.27
Items excluded from operating earnings (after-tax)	(0.56)	0.08	0.01	(0.35)	(0.81)
Reported earnings per share*	$0.42	$0.76	$1.00	$0.28	$2.46
*	YTD 2009 EPS may not equal sum of quarters due to share count differences.

Schedule 3 – Reconciliation of 2008 Operating Earnings to Reported Earnings

2008 Earnings (Twelve months ended December 31, 2008)

The net effects of the following items, all shown on an after-tax basis, are included in 2008 reported earnings, but are excluded from operating earnings:

•
$136 million tax benefit related to the planned sale of Peoples and Hope natural gas distribution companies, reflecting the reversal of deferred tax liabilities established in 2006, due to a change in the expected tax treatment of the sale.

•	$71 million of earnings from Peoples.
•	$38 million impairment charge related to a Dominion Capital investment.
•	$109 million of impairment charges reflecting other-than-temporary declines in the fair value of securities held in nuclear decommissioning trust funds.
•	$26 million net-of-tax reduction to the gain recognized in 2007 from the sale of our U.S. E&P businesses as a result of post-closing adjustments.
•
$37 million in other charges, including impairment of non-refundable deposits for certain generation-related vendor contracts and an increase to tax valuation allowances to reflect the effect of lower projected capital gain income on the realizability of state loss carryforwards attributable to specific asset impairments and dispositions.

(millions, except per share amounts)	1Q08	2Q08	3Q08	4Q08	YTD 2008
Operating earnings	$585	$286	$542	$424	$1,837
Items excluded from operating earnings (after-tax):
Tax benefit related to the planned sale of Peoples & Hope	136				136
Peoples operations	23	32	4	12	71
Dominion Capital asset impairment	(38)				(38)
Impairment losses in nuclear decommissioning trust funds	(16)	(15)	(19)	(59)	(109)
Adjustment to gain on sale of our U.S. E&P businesses			(26)		(26)
Other charges	(10)	(5)	7	(29)	(37)
Total items excluded from operating earnings	95	12	(34)	(76)	(3)
Reported net income	$680	$298	$508	$348	$1,834
Common shares outstanding (average, diluted)	578.4	580.7	582.0	582.1	580.8
Operating earnings per share*	$1.01	$0.49	$0.93	$0.73	$3.16
Items excluded from operating earnings (after-tax)	0.17	0.02	(0.06)	(0.13)	0.00
Reported earnings per share*	$1.18	$0.51	$0.87	$0.60	$3.16
  *   YTD 2008 EPS may not equal sum of quarters due to share count differences.

Schedule 4 - Reconciliation of 2009 Earnings to 2008

Preliminary, unaudited (millions, except EPS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009 vs. 2008		2009 vs. 2008
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	($3)	($0.01)	$3	$0.01
Rate Adjustment Clause	10	0.02	13	0.02
Customer growth	1	0.00	5	0.01
Other	(2)	(0.01)	(9)	(0.02)
Storm damage and service restoration - distribution operations	(7)	(0.01)	5	0.01
Regulatory asset adjustment	(7)	(0.01)	(7)	(0.01)
Retail energy marketing operations	11	0.02	(1)	0.00
Other	(13)	(0.03)	(5)	(0.01)
Share dilution	---	0.00	---	(0.01)
Change in contribution to operating earnings	($10)	($0.03)	$4	$0.00

Dominion Energy
Producer services	($3)	$0.00	$10	$0.02
Weather - Gas distribution	(2)	0.00	(4)	(0.01)
Gas and Oil - production	(12)	(0.02)	(63)	(0.11)
Gas and Oil - DD&A expense	6	0.01	28	0.04
Cove Point expansion	26	0.04	88	0.15
Change in state tax legislation	0	0.00	(16)	(0.02)
Other	(6)	(0.01)	4	0.01
Share dilution	---	(0.01)	---	(0.02)
Change in contribution to operating earnings	$9	$0.01	$47	$0.06

Dominion Generation
Regulated electric sales:
Weather	($6)	($0.01)	$0	$0.00
Rate Adjustment Clause	13	0.02	53	0.09
Customer growth	2	0.00	10	0.02
Other	(14)	(0.03)	(59)	(0.11)
Merchant generation margin	4	0.01	95	0.16
Sales of emissions allowances	(1)	0.00	(18)	(0.03)
Outage costs	(51)	(0.09)	7	0.01
Depreciation and amortization	(14)	(0.02)	(42)	(0.07)
Other	14	0.04	8	0.02
Share dilution	---	(0.01)	---	(0.04)
Change in contribution to operating earnings	($53)	($0.09)	$54	$0.05

Corporate and Other
Change in contribution to operating earnings	$4	$0.01	$0	$0.00

Change in consolidated operating earnings 1	($50)	($0.10)	$105	$0.11

Change in items excluded from operating earnings 1, 2	($133)	($0.22)	($478)	($0.81)

Change in reported earnings (GAAP)	($183)	($0.32)	($373)	($0.70)

1)	Earnings for Peoples are excluded from our 2009 and 2008 operating earnings.
2)	Refer to schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.